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For: MELAMINE CHEMICALS, INC.               Contact: RON COMO & ASSOCIATES, INC.
     P.O. Box 748                                    74 Trinity Place
     Donaldsonville, LA  70346                       New York, NY  10006
     Fred Huber, President & CEO                     Telephone: (212) 227-3010
     Wayne D. DeLeo, Vice President & CFO
     Telephone:  (504) 473-3121                      October 22, 1997
                                                     Immediate Release



            MELAMINE CHEMICALS, INC. REPORTS FIRST QUARTER EARNINGS


DONALDSONVILLE, LOUISIANA, OCTOBER 22, 1997-- Melamine Chemicals, Inc. (NASDAQ-
MTWO) reported net income of $159,000, equivalent to $.03 per share for the first quarter of fiscal 1998. In the same period a year ago, earnings were $1,053,000 or $.19 per share

         According to Fred Huber, president and chief executive officer, the results, while disappointing, are in line with the Company's expectations and reflect a three-month restriction of urea supplies from the Company's raw material supplier. As previously announced, the reduced feed rates led to the loss of approximately seven million pounds of production, which had the double effect of higher average production costs and correspondingly lower sales. These effects were ameliorated somewhat by lower raw material costs and higher selling prices. Normal production rates are expected to resume following the raw material supplier's scheduled maintenance shutdown, which is scheduled to be completed before the end of October. In addition, the first quarter results were adversely affected by $200,000 of cost associated with the recently announced merger agreement with Borden Chemical, Inc.

         Melamine Chemicals, Inc. is engaged in the production and marketing of melamine. The Company is also active in the development of new melamine process and application technology. The Company is one of only two producers of melamine in North America and one of the three largest producers worldwide.

                         COMPARATIVE OPERATING RESULTS
             (Thousands of dollars except share and per share data)

                                                       Quarter Ended
                                                        September 30,
                                                   ----------------------
                                                     1997         1996
                                                   --------     ---------
        Net Sales                                   $11,842        15,357
        Net Earnings                                $   159         1,053
        Earnings Per Share                          $   .03           .19
        Average Shares Outstanding                5,597,606     5,455,300